Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TAT TECHNOLOGIES LTD.,

LIMC ACQUISITION COMPANY

and

LIMCO-PIEDMONT INC.

April 3, 2009

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 3, 2009, by and among TAT Technologies Ltd., an Israeli company (“Parent”), LIMC Acquisition Company, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Limco Piedmont Inc., a Delaware corporation (the “Company”).  Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

RECITALS

WHEREAS, the Board of Directors of each of the Company and Parent deems it advisable and in the best interests of each such company and its shareholders that the Company and Parent engage in a business combination;

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of each of the Company and Merger Sub have  determined to recommend to their respective stockholders the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, subject to the terms and conditions hereof and in accordance with the provisions of the Delaware General Corporation Law (as amended, the “DGCL”);

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company after the Merger (the “Surviving Company”).

1.2 Closing.  The closing of the Merger (the “Closing”) shall take place on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”).  The Closing shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another place is agreed to in writing by the parties hereto.  As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if a later date and time are specified in such filing, such specified later date and time, being the “Effective Time”).

1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company, except that the name of the Surviving Company shall be Limco-Piedmont, Inc., or such other name as Parent may specify, until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, except that the name of the Surviving Company shall be Limco-Piedmont, Inc., or such other name as Parent may specify, until thereafter changed or amended as provided therein or by applicable Law.

1.5 Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion Generally.  Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) or Section 2.1(e)) shall be converted into the right to receive .5 (five tenths) of an issued and outstanding Parent Ordinary Share.  The Parent Ordinary Shares received by the holders of Company Common Stock in exchange for such Company Common Stock at the Effective Time as provided for in this Section 2.1(a) shall be referred to in this Agreement as the “Merger Consideration”. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

(b) Parent-Owned Shares.  All shares of Company Common Stock owned by Parent or Merger Sub or any of their respective wholly owned Subsidiaries shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(c) Merger Sub.  Each share of common stock, par value $0.01 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock, par value $0.01 per share of the Surviving Company, which shall constitute the only outstanding capital stock of the Surviving Company.

(d) Change in Shares.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e) Cancellation of Treasury Shares.  Each share of Company Common Stock held in the Company treasury and each share of Company Common Stock, if any, owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

2.2 Exchange of Certificates.

(a) Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this Article II,  certificates representing the Parent Ordinary Shares issueable pursuant to Section 2.1(a) together with cash in lieu of fractional shares (the “Exchange Fund”).

(b) Exchange Procedures.  Promptly (and in any event no more than three Business Days) after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates.  Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, cash in lieu of any fractional shares of Parent Ordinary Shares to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(c) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Ordinary Shares, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, unless and until the holder of such Certificate shall surrender such Certificate.  Subject to the effect of abandoned property, escheat or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole shares of Parent Ordinary Shares issuable in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Ordinary Shares.

(d) Further Rights in Company Common Stock.  The Merger Consideration issued and paid upon conversion of a share of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares.  No certificates or scrip representing fractional shares of Parent Ordinary Shares will be issued upon the surrender for exchange of Certificates, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Ordinary Shares upon surrender for exchange of Company Common Stock (after aggregating all fractional shares of Parent Ordinary Shares to be received by such holder) shall receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Parent Measurement Price.  Such payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each holder of Company Common Stock with respect to any fractional shares and following compliance by such holder with the exchange procedures set forth in Section 2.2(b) and in the letter of transmittal.  No dividend or distribution with respect to Parent Ordinary Shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent.

(f) No Liability.  None of Parent, the Surviving Company or the Company shall be liable to any holder of shares of Company Common Stock for the Merger Consideration from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or other applicable Law.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form satisfactory to the Exchange Agent by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate and any cash in lieu of fractional shares of Parent Ordinary Shares to which the holder thereof is entitled pursuant to Section 2.2(e), without any interest thereon.

(h) Withholding.  Parent, the Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Company or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent, the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Company or the Exchange Agent.

2.3 Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificates, any cash in lieu of fractional shares of Parent Ordinary Shares to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

2.4 Company Options.  At the Effective Time, each then unexercised Company Option shall terminate and be of no further force or effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company’s SEC Reports filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date, that:

3.1 Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted.  The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.2 Subsidiaries.  Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent the concept of good standing is applicable) under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.3 Authorization; Valid and Binding Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement, subject in the case of the consummation of the Merger to the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Stockholders’ Meeting (the “Company Stockholder Approval”).  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been taken, subject only to obtaining the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  As of the date of this Agreement, the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company have each resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (the “Company Recommendation”).

3.4 Governmental Filings;  No Violations; Consents and Waivers.

(a) Except for (i) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (ii) filings under the Exchange Act and the Securities Act, (iii) any filings required under the rules and regulations of The Nasdaq Global Market, (iv) the filing of the Certificate of Merger pursuant to the DGCL, and (v) any consents, approvals, authorizations, permits, notices, actions or filings, the failure of which to obtain, take or make, would not have, either individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not (A) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity or (B) conflict with or result in a material breach of any Law to which the Company or any of its Subsidiaries are subject.

(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger by the Company will, directly or indirectly (with or without the giving of notice or the passage of time or both), (i) except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, require any consent under any Company Contract other than those consents that have been obtained by the Company prior to the Closing Date, (ii) except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (A) violate, result in a breach of, conflict with or entitle any other Person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate, (B) entitle any Person to any right or privilege to which such Person was not entitled immediately before this Agreement or any other agreement or document contemplated by this Agreement was executed under, or (C) create any obligation on the part of the Company or any of its Subsidiaries that it was not obligated to perform immediately before this Agreement or any other agreement or document contemplated by this Agreement was executed under, any term of any Company Contract, (iii) violate or result in the breach of any term of the organizational documents of the Company or any of its Subsidiaries or (iv) except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, result in the amendment, creation, imposition or modification of any Lien other than a Permitted Lien upon or with respect to any of the properties or assets that the Company or any of its Subsidiaries owns, uses or purports to own or use.

3.5 Capital Stock.  The authorized capital stock of the Company consists of (a) 25,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 13,205,000 shares are issued and outstanding.  As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 348,000 shares of Company Common Stock.  All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  Other than as set forth in this Section 3.5 or pursuant to the Company Option Plan, there is no outstanding, and there has not been reserved for issuance any: (i) share of capital stock or other voting securities of the Company or its Subsidiaries; (ii) security of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Option or other right or option to acquire from the Company or its Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or its Subsidiaries or other similar right (the items in clauses (i) through (iv) collectively, “Company Securities”).  There is no outstanding obligation of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Security.  There is no stockholder agreement, voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

3.6 Company SEC Reports.

(a) The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the “SEC”) all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since July 19, 2007 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”).  As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (or, if amended, as of the date of such amendment) (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2008 (including any related notes and schedules) and the other financial statements included in the Company SEC Reports fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments not material in amount).

(c) There is no material liability or obligation of the Company or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) that would, in accordance with GAAP be required to be disclosed on a balance sheet other than: (i) liabilities or obligations disclosed or provided for in the audited consolidated balance sheet of the Company as of December 31, 2008 or disclosed in the notes thereto (the “Company Current Balance Sheet”); (ii) liabilities or obligations incurred after December 31, 2008 in the ordinary course of the Company’s business; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities under any agreement, lease, note, mortgage, indenture or other obligation of the Company or any of its Subsidiaries;  and (v) other liabilities or obligations which would not, either individually or in the aggregate, have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events.  Since December 31, 2008 and prior to the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice.  Since December 31, 2008, there has not been any Company Material Adverse Effect.

3.8 Title to Properties.  The Company or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal property shown to be owned by them on the Company Current Balance Sheet, free and clear of all Liens, except for Permitted Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect.  All material personal property shown to be owned by the Company and its Subsidiaries on the Company Current Balance Sheet have been maintained in accordance with the Company’s and its Subsidiaries’ normal practices and are in usable condition for the operation of the Company’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.

3.9 Tax Matters.  The Company and its Subsidiaries have filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected).  All such Tax Returns were true, correct and complete in all material respects when filed.  All material Taxes have been fully paid or properly accrued.  There are no Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings.

3.10 Material Contracts.

(a) Each of the Company Contracts is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), and to the Company’s knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Neither the Company nor any of its Subsidiaries is, nor to the Company’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.11 Intellectual Property.

(a) To the Company’s knowledge, the Company and each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use and enforce all Company Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, either individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) To the Company’s knowledge, neither the use of any Company Intellectual Property Rights by the Company or its Subsidiaries nor the conduct of the business of the Company or its Subsidiaries conflicts with, infringes upon, violates or interferes with, or constitutes an appropriation of any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person, except where the failure to be valid or enforceable would not, either individually or in the aggregate, have a Company Material Adverse Effect.

(c) To the Company’s knowledge, no Person materially infringes upon, violates or interferes with, or otherwise misappropriates any material Company Intellectual Property Right.

3.12 Litigation.  There is no action, suit, hearing, claim, investigation, arbitration or proceeding (“Proceeding”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, which challenges this Agreement or the transactions contemplated by this Agreement.

3.13 Company Employee Benefit Plans.  Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, with respect to each of the Company Plans:  (i) all payments required by each Company Plan, any collective bargaining agreement or other agreement, or by Law with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Plans, applicable Law and GAAP; (ii) no Proceeding has been threatened in writing, asserted, instituted or, to the knowledge of the Company, is anticipated against or relating to any of the Company Plans (other than non-material routine claims for benefits and appeals of such claims) or any of the assets of any trust of any of the Company Plans; and (iii) each Company Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

3.14 Insurance.  All of insurance policies maintained by the Company and its Subsidiaries are in full force and effect, and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies.

3.15 Compliance with Laws; Permits.

(a) Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all Laws applicable to the Company and its Subsidiaries, including the Laws enforced and regulations issued by the FAA, EASA, Civil Aviation Authority and other governmental authorities governing the commercial aerospace and defense industry.  Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, neither the Company nor any of its Subsidiaries is under investigation with respect to, nor has the Company nor any of its Subsidiaries been threatened in writing to be charged with or given written notice of any violation of, any applicable Law.

(b) Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect,  (i) each of the Company and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all material Permits necessary for each of the Company and its Subsidiaries to carry on its business as currently conducted and to own and operate its properties and (ii) neither the Company nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any such Permit intends to terminate, or will refuse to renew or reissue, any such Permit upon its expiration.

3.16 Environmental Matters.  Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person of any pending actual or threatened Environmental Liabilities of the Company or any of its Subsidiaries.

3.17 Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, or other organizations representing, any employee of the Company or any of its Subsidiaries.  To the knowledge of the Company, no strike, slowdown, picketing, work stoppage, or other similar labor activity has occurred.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, worker safety, wages and hours, civil rights, discrimination and immigration, except where the failure to so comply with such Laws would not have, either individually or in the aggregate, a Company Material Adverse Effect.

3.18 Brokerage.  Except for fees payable to Oppenheimer & Co., Inc., no Person is entitled to any brokerage, finder’s or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company for which Parent or the Company could become liable or obligated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Reports prior to the date of this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date, that:

4.1 Organization and Qualification.  Each of Parent and Merger Sub is a company duly organized, validly existing and in good standing under the jurisdiction of its incorporation.  Each of Parent and Merger Sub has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted.  Each of Parent and Merger Sub is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Subsidiaries.  Each Subsidiary of Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be qualified as a foreign corporation would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.3 Authorization; Valid and Binding Agreement.  Parent has all necessary corporate power and authority and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.  As of the date of this Agreement, the Board of Directors of each of Parent and Merger Sub has approved and adopted the execution, delivery and performance of this Agreement and consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement and Parent, acting as the sole member of Merger Sub, has approved this Agreement.

4.4 Governmental Filings; No Violations; Consents and Waivers.

(a) Except for (i) the applicable requirements of Blue Sky Laws, (ii) filings under the Exchange Act and the Securities Act, (iii) any filings required under the rules and regulations of The Nasdaq Capital Market, (iv) the filing of the Certificate of Merger pursuant to the DGCL, and (v) any consents, approvals, authorizations, permits, notices, actions or filings, the failure of which to obtain, take or make, would not have, either individually or in the aggregate, a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated by this Agreement do not (A) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity or (B) conflict with or result in a material breach of any Law to which Parent or any of its Subsidiaries are subject.

(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger by Parent and Merger Sub will, directly or indirectly (with or without the giving of notice or the passage of time or both), (i) except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, require any consent under any Parent Contract other than those consents that have been obtained by Parent prior to the Closing Date, (ii) except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, (A) violate, result in a breach of, conflict with or entitle any other Person to accelerate the maturity or performance under, amend, call a default under, exercise any remedy under, modify, rescind, suspend or terminate, (B) entitle any Person to any right or privilege to which such Person was not entitled immediately before this Agreement or any other agreement or document contemplated by this Agreement was executed under, or (C) create any obligation on the part of Parent or any of its Subsidiaries that it was not obligated to perform immediately before this Agreement or any other agreement or document contemplated by this Agreement was executed under, any term of any Parent Contract, (iii) violate or result in the breach of any term of the organizational documents of Parent or any of its Subsidiaries or (iv) except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, result in the amendment, creation, imposition or modification of any Lien other than a Permitted Lien upon or with respect to any of the properties or assets that Parent or any of its Subsidiaries owns, uses or purports to own or use.

4.5 Capital Stock.  The authorized share capital of Parent consists of 10,000,000 Parent Ordinary Shares, par value NIS 0.9 per share, of which, as of the date of this Agreement, 6,542,671 shares are issued and outstanding.  As of the date of this Agreement, there are outstanding options to purchase an aggregate of 65,477 Parent Ordinary Shares (the “Parent Options”).  All outstanding Parent Ordinary Shares and the Parent Ordinary Shares constituting the Merger Consideration have been duly authorized and all outstanding Parent Ordinary Shares are, and the Parent Ordinary Shares constituting the Merger Consideration, upon issuance in accordance with the terms hereof, will be, validly issued, fully paid and nonassessable.  Other than pursuant to the Parent Options or as set forth on Schedule 4.5 hereto, there are no outstanding, and there have not been reserved for issuance any:  (i) shares of capital stock or other voting securities of Parent or its Subsidiaries; (ii) securities of Parent or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or Subsidiaries; (iii) options or other rights to acquire from Parent or its Subsidiaries, or obligations of Parent or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Parent or its Subsidiaries, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of Parent or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Parent Securities”).  There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.  There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of capital stock of Parent or any of its Subsidiaries or preemptive rights with respect thereto.

4.6 Parent SEC Reports.

(a) Parent has filed with or otherwise furnished to the SEC, the Israeli Securities Authority and the Tel-Aviv Stock Exchange, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act, the Exchange Act or the Israeli Securities Law since December 31, 2005 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Parent SEC Reports”).  As of their respective dates, the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (or, if amended, as of the date of such amendment) (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Israeli Securities Law, and the rules and regulations promulgated thereunder applicable to such Parent SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements included in the Parent’s annual report on Form 20-F for the year ended December 31, 2007, the unaudited consolidated financial statements for the year ended December 31, 2008 filed by Parent on Form 6-K and the other financial statements included in Parent SEC Reports fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and in each case were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments not material in amount).

(c) There is no material liabilities or obligations of Parent or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) that would, in accordance with GAAP be required to be disclosed on a balance sheet other than: (i) liabilities or obligations disclosed or provided for in the audited consolidated balance sheet of the Company as of December 31, 2008 or disclosed in the notes thereto (the “Parent Current Balance Sheet”); (ii) liabilities or obligations incurred after December 31, 2008 in the ordinary course of Parent’s business that are not individually or in the aggregate material to Parent and its Subsidiaries, taken as a whole; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities under any agreement, lease, note, mortgage, indenture or other obligation of Parent or any of its Subsidiaries; and (v) other liabilities or obligations which would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

4.7 Absence of Certain Changes or Events.  Since December 31, 2008 and prior to the date of this Agreement, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice.  Since December 31, 2008, there has not been any Parent Material Adverse Effect.

4.8 Title to Properties.  Parent or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal property shown to be owned by them on the Parent Current Balance Sheet, free and clear of all Liens, except for Permitted Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably expected to have a Parent Material Adverse Effect.  All material personal property shown to be owned by Parent and its Subsidiaries on the Parent Current Balance Sheet have been maintained in accordance with Parent’s and its Subsidiaries’ normal practices and are in usable condition for the operation of Parent’s and its Subsidiaries’ businesses, ordinary wear and tear excepted.

4.9 Tax Matters.  Parent and its Subsidiaries have filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected).  All such Tax Returns were true, correct and complete in all material respects when filed.  All material Taxes have been fully paid or properly accrued.  There are no Liens with respect to any Taxes upon any of Parent’s or its Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate Proceedings.

4.10 Material Contracts.

(a) All the Parent Contracts that are required to be described in the Parent SEC Reports or required to be filed as exhibits thereto have been described or filed as required.

(b) Each of the Parent Contracts is a valid and binding obligation of Parent (or the Subsidiaries of Parent party thereto), and to Parent’s knowledge, the other parties thereto, enforceable against Parent and its Subsidiaries and, to Parent’s knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors’ rights generally and by general principles of equity.

(c) Neither Parent nor any of its Subsidiaries is, nor to Parent’s knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any of its Subsidiaries’ action or inaction or, to Parent’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Contract to which Parent or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.11 Intellectual Property.

(a) To Parent’s knowledge, Parent and each of its Subsidiaries owns, or is licensed or has been granted covenants or otherwise possesses sufficient legally enforceable rights to use and enforce all Parent Intellectual Property Rights, except for any such failures to own, be licensed, possess or enforce that, either individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) To Parent’s knowledge, neither the use of any Parent Intellectual Property Rights by Parent or its Subsidiaries nor the conduct of the business of Parent or its Subsidiaries conflicts with, infringes upon, violates or interferes with, or constitutes an appropriation of any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person, except where the failure to be valid or enforceable would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

(c) To Parent’s knowledge, no Person materially infringes upon, violates or interferes with, or otherwise misappropriates any material Parent Intellectual Property Right.

4.12 Insurance.  All insurance policies maintained by the Parent and its Subsidiaries are in full force and effect, and neither the Parent nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies.

4.13 Litigation.  There is no Proceeding pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries or their respective assets or properties, or their respective officers and directors, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if adversely determined, would reasonably be expected to have a Parent Material Adverse Effect or, as of the date of this Agreement, which challenges this Agreement or the transactions contemplated by this Agreement.

4.14 Compliance with Laws; Permits.

(a) Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in compliance with all Laws applicable to Parent and its Subsidiaries, including the Laws enforced and regulations issued by any applicable governmental authorities governing the commercial aerospace and defense industry.  Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s knowledge, neither Parent nor any of its Subsidiaries is under investigation with respect to, nor has Parent nor any of its Subsidiaries been threatened in writing to be charged with or been given written notice of any violation of, any applicable Law.

(b) Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries has and maintains in full force and effect, and is in compliance with, all material Permits necessary for Parent and each of its Subsidiaries to carry on their respective businesses as currently conducted and to own and operate its properties and (ii) neither Parent nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any such Permit intends to terminate, or will refuse to renew or reissue, any such Permit upon its expiration.

4.15 Environmental Matters.  Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries are in compliance with all applicable Environmental Laws.

(b) Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person of any pending actual or threatened Environmental Liabilities of Parent or any Subsidiary of Parent.

4.16 Parent Employee Benefit Plans.  Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, with respect to each of the Parent Plans:  (i) all payments required by each Parent Plan, any collective bargaining agreement or other agreement, or by Law with respect to all prior periods have been made or provided for by the Parent or its Subsidiaries in accordance with the provisions of each of the Parent Plans, applicable Law and GAAP; (ii) no Proceeding has been threatened in writing, asserted, instituted or, to the knowledge of the Parent, is anticipated against or relating to any of the Parent Plans (other than non-material routine claims for benefits and appeals of such claims) or any of the assets of any trust of any of the Parent Plans; and (iii) each Parent Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

4.17 Labor and Employment Matters.  To the knowledge of the Parent, no strike, slowdown, picketing, work stoppage, or other similar labor activity has occurred.  The Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, worker safety, wages and hours, civil rights, discrimination and immigration, except where the failure to so comply with such Laws would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

4.18 Brokerage.  No Person is entitled to any brokerage, finder’s or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent for which Parent or the Company could become liable or obligated.

4.19 Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement.  All shares of capital stock of Merger Sub are owned directly by Parent.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.1 Conduct of the Business of the Company.  The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent Parent shall otherwise consent in writing, each of the Company and its Subsidiaries shall conduct its business in all material respects only in the ordinary course and shall use commercially reasonable efforts, consistent with past practice, to (a) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers, employees, business associates and consultants, (b) maintain and keep its material properties and assets in good repair and condition, (c) maintain in effect all material governmental Permits pursuant to which it currently operates and (d) maintain and enforce all material Company Intellectual Property Rights.  From the date of this Agreement to the Effective Time, the Company shall not, and shall cause each Subsidiary not to, without Parent’s prior written consent:  (i) amend its organizational documents except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iv) adopt a plan of complete or partial liquidation or dissolution.

5.2 Conduct of the Business of Parent.  Parent covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law or to the extent the Company shall otherwise consent in writing, each of Parent and its Subsidiaries shall conduct its business in all material respects only in the ordinary course and shall use commercially reasonable efforts, consistent with past practice, to (a) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, officers, employees, business associates and consultants, (b) maintain and keep its material properties and assets in good repair and condition, (c) maintain in effect all material governmental Permits pursuant to which it currently operates and (d) maintain and enforce all material Parent Intellectual Property Rights.  From the date of this Agreement to the Effective Time, Parent shall not, and shall cause each of its Subsidiaries not to, without the Company’s prior written consent:  (i) amend its organizational documents except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) except for the cash dividend announced on March 11, 2009, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iv) adopt a plan of complete or partial liquidation or dissolution.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Registration Statement; Proxy/Prospectus.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the “Registration Statement;” the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the issuance of Parent Ordinary Shares to be issued to the stockholders of the Company as Merger Consideration.  Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all actions reasonably required under any applicable federal securities Laws or Blue Sky Laws in connection with the issuance of Parent Ordinary Shares in the Merger.  Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.  As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, the Company shall mail or otherwise make available in accordance with the Securities Act and the Exchange Act the Proxy/Prospectus to its stockholders.  No filing of, or amendment of or supplement to, the Proxy Statement shall be made by the Company, and no filing of, or amendment or supplement to, the Registration Statement shall be made by Parent, in each case, unless the party intending to make such filing has given the other party a reasonable opportunity to review and comment on the proposed filing.  Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) The Company and Parent represent that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed or made available to the stockholders of the Company or (iii) the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or any of their respective Subsidiaries, or their respective officers or directors, or any of their holders of capital stock, is discovered by a party which should be set forth in an amendment of or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other party.  All documents that either the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

6.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders.  The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders, promptly following the distribution of the definitive Proxy/Prospectus to its stockholders, to consider adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable.

(b) Board Recommendation.  The Special Committee of the Board of Directors and the Board of Directors of the Company shall recommend that its stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting and (ii) the Proxy/Prospectus shall include a statement to the effect that the Special Committee of the Board of Directors and the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Stockholders’ Meeting.

6.3 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Persons, including responding to additional inquiries or requests for additional information from any Governmental Entity.

6.4 Public Announcements.  Parent and the Company shall consult with and obtain the approval of the other party (such approval not to be unreasonably withheld or delayed) before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

6.5 Indemnification of Directors and Officers.

(a) From and after the Effective Time, each of Parent and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and each of Parent and Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

(b) For six years from the Effective Time, Parent shall or shall cause the Surviving Company to maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for the Company that provides coverage for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such person covered by the officers’ and directors’ liability insurance policy of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.  Parent may satisfy its obligations under this Section 6.5(b) by purchasing a “tail” policy from an insurer with the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each person covered by the Company’s  directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c) Parent shall cause the Surviving Company to cause to be maintained in effect in the Surviving Company’s (or any successor’s) certificate of incorporation, bylaws or any other instruments provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in the Company’s certificate of incorporation, bylaws and indemnification letters as in effect on the date of this Agreement.  The obligations of the Surviving Company under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).

(d) The provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) If Parent, the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, honor the indemnification and other obligations set forth in this Section 6.5.

6.6 Further Assurances.  From time to time, as and when requested by any party hereto and at the other party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

6.7 Nasdaq Listing.  Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares issuable to the Company’s stockholders in the Merger and such other Parent Ordinary Shares to be reserved for issuance upon exercise of Company Options to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligations of Each Party under this Agreement.  The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger or the transactions contemplated hereby; provided, however, that prior to asserting this condition, the asserting party shall have complied with Section 6.3.

(c) Effectiveness of the Registration Statements.  The Registration Statement shall have been declared effective by the SEC under the Securities Act.  No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

7.2 Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Article III hereof shall be true and correct in all material respects (provided that the representations and warranties modified by "materiality" shall be true and correct in all respects), both as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

(c) Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.  Parent shall have received a certificate, dated the date of the Closing and signed by an executive officer of the Company, to the foregoing effect.

7.3 Conditions to the Company’s Obligations.  The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions, any or all of which may be waived, in whole or in part:, to the extent permitted by applicable Law:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Article IV hereof shall be true and correct in all material respects (provided that the representations and warranties modified by "materiality" shall be true and correct in all respects), both as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date.

(b) Agreements and Covenants.  Parent shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  The Company shall have received a certificate of an executive officer of Parent to the foregoing effect.

(c) Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement.  The Company shall have received a certificate, dated the date of the Closing and signed by an executive officer of Parent to the foregoing effect.

(d) Transfer of Parent Listing to Nasdaq Global Market.  The transfer of Parent’s listing from the Nasdaq Capital Market to the Nasdaq Global Market shall have been approved.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a) By mutual written consent of the Company and Parent at any time;

(b) By written notice of either the Company or Parent, if the Effective Time shall not have occurred prior to September 30, 2009 (such date shall be referred to herein as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Effective Time not to occur on or before the Outside Date;

(c) By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (A) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (B) has not been or cannot be cured within 30 days after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(d) or (ii) if facts exist which render impossible one or more of the conditions set forth in Section 7.1 or Section 7.2 by the Outside Date;

(d) By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement which (A) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) has not been or cannot be cured within 30 days after written notice to Parent of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(e) or (ii) if facts exist which render impossible one or more of the conditions set forth in Section 7.1 or Section 7.3 by the Outside Date;

(e) By written notice of either Parent or the Company if Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt this Agreement and approve the Merger is taken; or

(f) By written notice of either Parent or the Company, if a court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger and the transactions contemplated hereby, which statute, Law, ordinance, rule, regulation, judgment, decree, injunction or order is final and nonappealable.

8.2 Effect of Termination.  In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and of no force and effect, except for Section 6.4, this Section 8.2, Section 8.5 and Article X and with respect to any liabilities or damages incurred or suffered by a party as a result of (i) the failure for any reason of Parent or Merger Sub to effect the Merger and pay the Merger Consideration upon the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 or (ii) any other willful breach of this Agreement.

8.3 Amendment.  This Agreement may be amended by the mutual agreement of the parties hereto at any time prior to the Effective Time only by an instrument in writing signed by the parties hereto; provided, however, that after the approval of the Merger by the stockholders of the Company, no amendment to this Agreement shall be made which by Law or the rules of The Nasdaq Global Market requires further approval by the stockholders of the Company without such further approval by such stockholders.

8.4 Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of The Nasdaq Global Market, requires further approval by such stockholders.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Fees and Expenses.  All expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE IX

DEFINITIONS

9.1 Definitions.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Bental” means Bental Industries Ltd., an Israeli company.

“Blue Sky Laws” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which banks are not required or authorized to close in The City of New York in the United States of America.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company Contract” shall mean any contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

“Company Current Balance Sheet” has the meaning set forth in Section 3.6(c).

“Company Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, and extensions thereof, (ii) trademarks, trade names, service marks, brand names, and domain names, and all applications and registrations therefor, (iii) copyrights and all applications and registrations therefor, (iv) technology, inventions, processes, know-how, and trade secrets and other proprietary rights including, but not limited to, proprietary information, discoveries, formulae, records, forecasts, data, plans, drawings, operation procedures and manuals, and materials of a confidential nature, (v) computer software programs or applications and databases, and (vi) all other intellectual property rights that are currently used in or held for use in the Company’s and any of its Subsidiaries’ businesses, and tangible embodiments of each and any of the foregoing.

“Company Material Adverse Effect” means any material adverse effect on the business, earnings, operations, assets, liabilities, properties, condition (financial or otherwise), results of operations or net worth of the Company and it Subsidiaries, taken as a whole.

“Company Option Plan” means the Company’s 2007 Incentive Compensation Plan.

“Company Options” means each outstanding option, whether vested or unvested, to purchase shares of Company Common Stock issued under the Company Option Plan.

“Company Plan(s)” means any Employee Benefit Plan established, maintained, sponsored, or contributed to by the Company or any ERISA Affiliate or any employee leasing company on behalf of any Company Employee, director or shareholder (whether current, former or retired) or their beneficiaries, or with respect to which the Company, its Subsidiaries or any of their ERISA Affiliates or any employee leasing company has or has had any obligation on behalf of such Person.

“Company Recommendation” has the meaning set forth in Section 3.3.

“Company SEC Reports” has the meaning set forth in Section 3.6(a).

“Company Securities” has the meaning set forth in Section 3.5.

“Company Stockholder Approval” has the meaning set forth in Section 3.3.

“D&O Insurance” has the meaning set forth in Section 6.5(b).

“DGCL” has the meaning set forth in the recitals.

“EASA” means European Aviation Safety Agency

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” means any “employee benefit plan” (as defined under Section 3(3) of ERISA) or any other bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, stock appreciation, other forms of incentive compensation, excess benefit, supplemental pension insurance, disability, medical, supplemental unemployment, vacation benefits, payroll practice, fringe benefit, scholarship, sickness, accident, severance, or post-retirement compensation or benefit, welfare or any other employee benefit plan, policy, arrangement or practice, whether written or oral.

“Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

“Environmental Laws” means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of worker health and safety or the Environment.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, Liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (A) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned, operated or managed by the Company or any of its past or present Subsidiaries, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by the Company or any of its past or present Subsidiaries or (iii) the violation of any Environmental Laws or (B) which arise under the Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with another entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“FAA” means Federal Aviation Administration.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity, (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, the FAA, and EASA.

“Hazardous Substances” means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any wastes, materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants”, “contaminants” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law.

“Indemnified Parties” has the meaning set forth in Section 6.5(a).

“IRS” means the United States Internal Revenue Service.

“Israeli Securities Law” means the Israeli Securities Law, 1968

“Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as applicable, or their respective properties or assets.

“Liens” means security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the preamble hereto

“Parent Contract” shall mean any material contract of Parent or its Subsidiaries of a type described in Item 6.01(b)(10) of Regulation S-K of the SEC.

“Parent Current Balance Sheet” has the meaning set forth in Section 4.6(c).

“Parent Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, and extensions thereof, (ii) trademarks, trade names, service marks, brand names, and domain names, and all applications and registrations therefor, (iii) copyrights and all applications and registrations therefor, (iv) technology, inventions, processes, know-how, and trade secrets and other proprietary rights including, but not limited to, proprietary information, discoveries, formulae, records, forecasts, data, plans, drawings, operation procedures and manuals, and materials of a confidential nature, (v) computer software programs or applications and databases, and (vi) all other intellectual property rights that are currently used in or held for use in Parent’s and any of its Subsidiaries’ businesses, and tangible embodiments of each and any of the foregoing.

“Parent Material Adverse Effect” means any material adverse effect on the business, earnings, operations, assets, liabilities, properties, condition (financial or otherwise), results of operations or net worth of Parent and it Subsidiaries, taken as a whole.

“Parent Measurement Price” means the volume weighted average price of a Parent Ordinary Share for the five most recent trading days immediately prior to the Effective Time as reported on the NASDAQ Capital Market.

“Parent Option” has the meaning set forth in Section 4.5.

“Parent Ordinary Share(s)” means ordinary shares, par value NIS 0.9 per share, of Parent.

“Parent Plan(s)” means any Employee Benefit Plan established, maintained, sponsored, or contributed to by Parent or any of its Subsidiaries or any employee leasing company on behalf of any employee, member, director or shareholder of Parent or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, or with respect to which Parent, its Subsidiaries or any employee leasing company has or has had any obligation on behalf of such Person.

“Parent SEC Reports” has the meaning set forth in Section 4.6(a).

“Parent Securities” has the meaning set forth in Section 4.5.

“Permits” means any material governmental licenses, franchises, permits, certificates, consents, orders, approvals, filings or other similar authorizations or notifications required under applicable Law.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved as shown on the Company Current Balance Sheet; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies on owned or leased real property which are not violated by the current use and operation of such real property; (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to real property, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used; (v) public roads and highways; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) Liens on goods in transit incurred pursuant to documentary letters of credit; and (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 3.12.

“Proxy/Prospectus” has the meaning set forth in Section 6.1(a).

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Registration Statement” has the meaning set forth in Section 6.1(a).

“SEC” has the meaning set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders’ Meeting” has the meaning set forth in Section 6.2(a).

“Subsidiary” means, (a) with respect to the Company, each of (i) Limco-Airepair Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and (ii) Piedmont Aviation Component Services LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and (b) with respect to Parent, each of (i) TAT-GAL Inc., a California corporation and a wholly owned subsidiary of the Company, and (ii) Bental.  For the purpose of this Agreement, the Company shall not be deemed a subsidiary of Parent.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or by being included (or required to be included) in any Tax Return relating thereto).

“Treasury Regulations” means the regulations promulgated under the Code.

9.2 Construction.

(a) Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; and (vii) the terms “Article,” and “Section,” refer to the specified Article or Section of this Agreement.

(b) A reference to any Person includes such Person’s successors and permitted assigns.

(c) Any references to “dollars” or “$” means dollars of the United States of America.

(d) For purposes of this Agreement, “knowledge” of a party, or words or phrases of similar import or meaning as used in this Agreement shall mean the actual knowledge of any of the executive officers of the Company or its Subsidiaries or of Parent or its Subsidiaries, as applicable, after due inquiry by such persons of those management level employees of the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, whose duties would, in the normal course of the Company’s or any of its Subsidiaries’ affairs or Parent’s or any of its Subsidiaries’ affairs, as applicable, result in such management level employees having knowledge concerning the subject matter in question.

ARTICLE X

MISCELLANEOUS

10.1 Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2 Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

Notices to Parent or Merger Sub:

TAT Technologies Ltd.
P.O. Box 80
Gedera 70750
Israel
Attn:  Chairman
Facsimile No.: 972-8-8592831

Notices to the Company:

Limco-Piedmont Inc.
5304 S. Lawton Avenue
Tulsa, OK 74107
Attn: Chief Financial Officer
Facsimile No.: 918-445-2210

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Attn: Stephen W. Rubin, Esq.
Facsimile No.: 212-969-2900

10.3 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

10.4 Entire Agreement.  This Agreement and the other documents delivered pursuant hereto the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

10.5 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

10.6 Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.5, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7 No Strict Construction.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

10.8 Governing Law; Consent to Jurisdiction and Venue.

(a) This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal Court of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, in any action or Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or Proceeding except in such courts, (ii) agrees that any claim in respect of any such action or Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or Proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

10.9 Time of the Essence.  Time is of the essence regarding all dates and time periods set forth or referred to in this Agreement or any document contemplated by this Agreement.

10.10 Waiver of Trial By Jury.  The parties hereto waive the right to a trial by jury in any action or proceeding arising under or concerning this agreement or any action or proceeding arising out of or concerning the transactions contemplated by this agreement, regardless of which party initiates such action or proceeding.

10.11 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

TAT TECHNOLOGIES LTD. By: /s/ Shmuel Fledel Name: Shmuel Fledel Title: Chief Executive Officer

LIMC ACQUISITION COMPANY By: /s/ Shmuel Fledel Name: Shmuel Fledel Title: Chief Executive Officer

LIMCO-PIEDMONT INC. By: /s/ Robert Koch Name: Robert Koch Title: Co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]